Filed pursuant to Rule 424(b)(3)
Registration No. 333-158777

PROSPECTUS SUPPLEMENT NO. 4
DATED JANUARY 22, 2010
TO PROSPECTUS DATED JUNE 30, 2009

2,037,822 Shares

American Dairy, Inc.

Common Stock

This prospectus supplement supplements the prospectus, dated June 30, 2009, of American Dairy, Inc., as amended and supplemented by the prospectus supplements dated July 24, 2009, August 14, 2009 and November 16, 2009, which is part of a registration statement on Form S-1 (File No. 333-158777) filed with the Securities and Exchange Commission relating to the public offering and sale of securities by the selling shareholders as described therein.  This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes information to update the selling shareholder table in the prospectus to reflect certain transfers of shares of our common stock and warrants to purchase shares of our common stock beneficially owned by one of the selling shareholders identified therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated June 30, 2009 with respect to the securities described above, including any amendments or supplements thereto.

Investing in our common stock is highly speculative and involves a high degree of risk.  You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 22, 2010.

SELLING SHAREHOLDERS

The following information is provided to update the selling shareholder table in the prospectus to reflect the transfer of shares of our common stock and warrants to purchase shares of our common stock by one of the selling shareholders.  Specifically, on January 5, 2010, RADIC, LLC transferred, to each of Gary W. Rollins and Glen W. Rollins, the managing members of RADIC, LLC, 30,393 shares of our common stock and warrants to purchase 6,897 shares of our common stock. The prospectus supplement relates to the resale of such shares and the shares issuable upon exercise of such warrants.  We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling shareholders in the table below and the shares which may be resold.  In addition, we may amend or supplement the prospectus from time to time in the future to update or change the information with respect to other selling shareholders.

Selling Shareholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Registered for Sale Hereby (2)	Number of Shares of Common Stock to be Beneficially Owned after Completion of the Offering (3)	Percentage of Shares to be Beneficially Owned after Completion of the Offering (3)
RADIC, LLC (7)	0	0	0	*
Gary W. Rollins (19)	37,290	37,290	0	*
Glen W. Rollins (20)	37,290	37,290	0	*

*	Less than one percent.
(1)
Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Consists of Settlement Shares and shares of our common stock issuable upon conversion of the New 2009 Notes and exercise of warrants at a conversion or exercise price of $14.50 per share.
(3)
We do not know when or in what amounts the selling shareholders will offer shares for sale, if at all. The selling shareholders may sell any or all of the shares included in and offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the selling shareholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 19,291,730 shares of our common stock issued and outstanding following completion of the offering and sale by the selling shareholders.

(7)
On January 5, 2010, RADIC, LLC transferred, to each of Gary W. Rollins and Glen W. Rollins, the managing members of RADIC, LLC, 30,393 shares of our common stock and warrants to purchase 6,897 shares of our common stock. Following such transfers, RADIC, LLC does not beneficially own any shares of our common stock.

(19)	Includes 30,393 shares of our common stock and 6,897 shares issuable upon exercise of warrants.
(20)	Includes 30,393 shares of our common stock and 6,897 shares issuable upon exercise of warrants.